Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 dated 31 May 2006) and related Prospectus of Pacific Internet Limited (the “Company”) for the sale of up to 3,879,373 ordinary shares of the Company’s Shares by the Selling Shareholders and to the incorporation by reference therein of our report dated 28 February 2005, with respect to the consolidated financial statements of the Company, included in its Annual Report (Form 20-F) for the year ended 31 December 2004, filed with the Securities and Exchange Commission and to the inclusion of our report dated 15 February 2006, with respect to the consolidated financial statements of the Company for the year ended 31 December 2005.

/s/ Ernst & Young
Ernst & Young
Singapore
31 May 2006